EXHIBIT 2.1
                                                                   -----------

                            STOCK PURCHASE AGREEMENT



                               Dated June 10, 1999

                                     between

                              PREMIER PRODUCTS LLC

                                       and

                             ISOLYSER COMPANY, INC.







790603v7
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                                TABLE OF CONTENTS

                            STOCK PURCHASE AGREEMENT

ARTICLE I.        PURCHASE AND SALE.......................................... 1
         SECTION 1.1  Agreement to Purchase and Sell Shares.................. 1
         SECTION 1.2  Purchase Price......................................... 1
         SECTION 1.3  Closing................................................ 1

ARTICLE II.       REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS............. 2
         SECTION 2.1.  Disclosure Schedule................................... 2
         SECTION 2.2  Incorporation and Qualification of the Company......... 2
         SECTION 2.3  Capital Stock of the Company........................... 2
         SECTION 2.4  Subsidiaries and Other Business Entities............... 3
         SECTION 2.5  Corporate Authority of Shareholder; No Conflicts of
                      Shareholder............................................ 4
         SECTION 2.6  No Conflicts of Company; Consents...................... 4
         SECTION 2.7  Corporate Records of the Company and Subsidiaries...... 5
         SECTION 2.8  Financial Statements; Undisclosed Liabilities.......... 5
         SECTION 2.9  Absence of Certain Changes or Events................... 6
         SECTION 2.10  Litigation............................................ 6
         SECTION 2.11  Compliance with Applicable Laws....................... 6
         SECTION 2.12  Environmental Matters................................. 7
         SECTION 2.13  Title to Properties................................... 8
         SECTION 2.14  Intellectual Property................................. 9
         SECTION 2.15  Insurance............................................. 9
         SECTION 2.16  Employee Benefit Matters.............................. 9
         SECTION 2.17  Labor Matters.........................................11
         SECTION 2.18  Material Contracts....................................11
         SECTION 2.19  Brokers...............................................12
         SECTION 2.20  Permits...............................................12
         SECTION 2.21  Bank Accounts.........................................12
         SECTION 2.22  Taxes.................................................12
         SECTION 2.23  Transactions With Related Parties.....................13
         SECTION 2.24  Powers of Attorney....................................14
         SECTION 2.25  Other Information.....................................14

ARTICLE III.      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER............14
         SECTION 3.1  Organization and Authority of Purchaser................14
         SECTION 3.2  No Conflicts...........................................14
         SECTION 3.3  Investment Purpose.....................................15


ARTICLE IV.       ADDITIONAL COVENANTS.......................................15
         SECTION 4.1  Conduct of Business Prior to the Closing...............15
         SECTION 4.2  Access to Information..................................16
         SECTION 4.3  Inventory Storage......................................16
         SECTION 4.4  Maintenance of Records; Audit..........................16
         SECTION 4.5  Consents...............................................16
         SECTION 4.6  Notices of Certain Events..............................17
         SECTION 4.7  Certain Tax Matters....................................17
         SECTION 4.8  Transactions to Conform to Closing Balance Sheet.......18
         SECTION 4.9  Public Announcements...................................20
         SECTION 4.10  Governmental Filings..................................20
         SECTION 4.11  Confidentiality Agreement.............................20
         SECTION 4.12  Benefit Plans.........................................20
         SECTION 4.13  Assumption of Contracts...............................21
         SECTION 4.14  Contracting with Fortunique...........................21
         SECTION 4.15  Closing Logistics.....................................22
         SECTION 4.16  Protected Information.................................22

ARTICLE V.        CONDITIONS TO CLOSING......................................22
         SECTION 5.1  Conditions to Obligations of the Shareholder...........22
         SECTION 5.2  Conditions to Obligations of Purchaser.................24
         SECTION 5.3  Further Assurances.....................................26

ARTICLE VI.       INDEMNIFICATION, LIABILITY.................................26
         SECTION 6.1  Survival of Representations and Warranties.............26
         SECTION 6.2  Indemnification by Shareholder.........................26
         SECTION 6.3  Indemnification by Purchaser...........................26
         SECTION 6.4  General Indemnification Provisions.....................27
         SECTION 6.5  Limits on Indemnification and Liability................28

ARTICLE VII.      TERMINATION, AMENDMENT AND WAIVER..........................29
         SECTION 7.1  Termination............................................29
         SECTION 7.2  Waiver.................................................29

ARTICLE VIII.     GENERAL PROVISIONS.........................................29
         SECTION 8.1  Notices................................................29
         SECTION 8.2  Headings...............................................30
         SECTION 8.3  Severability...........................................30
         SECTION 8.4  Entire Agreement.......................................30
         SECTION 8.5  Assignment.............................................31
         SECTION 8.6.  No Third-Party Beneficiaries..........................31
         SECTION 8.7  Amendment..............................................31
         SECTION 8.8  Counterparts...........................................31
         SECTION 8.9  Certain Expenses.......................................31
         SECTION 8.10  Binding Agreement.....................................31
         SECTION 8.11  Governing Law.........................................31

EXHIBITS:

Exhibit A       OREX Conversion Agreement
Section 2.1     Knowledge Inquiry
Section 2.2     Foreign Qualifications
Section 2.3     Capitalization
Section 2.4     Subsidiaries; Capitalization; etc.
Section 2.5     Corporate Authority of Shareholders; No Conflicts of Shareholder
Section 2.6     No Conflicts of Company; Consents
Section 2.8     Closing Balance Sheet
Section 2.9     Certain Changes
Section 2.10    Litigation
Section 2.11    Compliance with Applicable Laws
Section 2.12    Environmental Matters
Section 2.13    Title, etc.
Section 2.14    Intellectual Property
Section 2.15    Insurance
Section 2.16    Employee Benefit Matters
Section 2.17    Labor Matters
Section 2.18    Material Contracts
Section 2.20    Permits
Section 2.21    Bank Accounts
Section 2.22    Taxes
Section 2.23    Related Party Transactions
Section 2.24    Powers of Attorney
Section 4.1     Conduct of Business
Section 5.2     Exempted Consents
Section 5.2(g)  Thantex Condition
Section 6.2     Indemnification Matters

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") made and entered into as of June 10, 1999, by and between PREMIER PRODUCTS LLC, a Delaware limited liability company ("Purchaser"), and ISOLYSER COMPANY, INC., a Georgia corporation (the "Shareholder").

                               W I T N E S E T H:

         WHEREAS, the Shareholder owns 100% of the issued and outstanding shares of stock (the "Shares") of WHITE KNIGHT HEALTHCARE, INC., a Pennsylvania corporation (the "Company");

         WHEREAS, the Shareholder desire to sell, and Purchaser desires to purchase, all of the Shares.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                PURCHASE AND SALE

         SECTION 1.1 Agreement to Purchase and Sell Shares. Subject to the terms and conditions of this Agreement, the Shareholder agrees to sell to Purchaser, and Purchaser agrees to purchase, on the Closing Date (as hereinafter defined), all of the Shares free and clear of all security interests, pledges, liens, encumbrances, charges or restrictions.

         SECTION 1.2 Purchase Price. The purchase price (the "Purchase Price") for the Shares will be equal to the sum of (1) $4,923,103, (2) $2,903,325, which is the amount of the cash on the Closing Balance Sheet referred to at Section 2.8, (3) $154,750, which is the amount of the Fortunique deposit recorded on the Closing Balance Sheet, and (4) $174,870, which is the amount of the Commissions (as defined in Section 4.8). The Purchase Price shall be payable by wire transfer of funds available for immediate credit at Closing (as hereinbelow defined) in accordance with the directions of the Shareholder.

         SECTION 1.3 Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Arnall Golden & Gregory, LLP, 1201 West Peachtree, 2800 One Atlantic Center, Atlanta, Georgia on or before the fifth day following the satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.2, or such later date as may be mutually agreed by Shareholder and Purchaser, as the case may be (the "Closing Date"). The Closing shall be effective for accounting purposes as of the close of business at midnight on May 31, 1999 (the "Effective Date").

790603v7

                                   ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES
                                 OF SHAREHOLDER

         As an inducement to the Purchaser to enter into this Agreement, the Shareholder hereby represents and warrants to Purchaser as follows:

         SECTION 2.1. Disclosure Schedule. The Shareholder has caused the Company to deliver to Purchaser a schedule (the "Disclosure Schedule") containing information regarding the Company as indicated at various places in this Agreement. The Disclosure Schedule shall be deemed for all purposes of this Agreement to constitute an integral part of this Agreement and the representations and warranties of the Shareholder contained herein. The disclosures on the Disclosure Schedules shall relate only to the representations and warranties in the section of the Agreement to which they expressly relate or refer and not to any other representation or warranty in this Agreement. For purposes of this Article II, "knowledge" shall mean the actual knowledge of the executive officers of Shareholder and the information which the persons identified in Section 2.1 of the Disclosure Schedule provide to the Shareholder in writing in response to Shareholder's inquiry of such persons as set forth in
Section 2.1 of the Disclosure Schedule.

         SECTION 2.2 Incorporation and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all corporate power and authority, together with all material governmental licenses, authorizations, consents and approvals, required to own, operate or lease the properties and assets now owned, operated or leased by the Company and to carry on its business. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary and where the failure to qualify would have a Material Adverse Effect upon the Company. All jurisdictions in which the Company is qualified as a foreign corporation are set forth in Section 2.2 of the Disclosure Schedule. For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and its Subsidiary (as hereinbelow defined) taken as a whole, excluding any such effect in the amount of $25,000 or less and any effect resulting from (x) the consummation of the transactions set forth herein, or (y) any matter disclosed in this Agreement.

         SECTION 2.3 Capital Stock of the Company. The authorized capital stock of the Company consists of 2,000,000 shares of common stock, $.01 par value (the "Common Stock") and all of the issued and outstanding shares of Common Stock of the Company consists of 767,209 shares of Common Stock. Each outstanding Share has been duly authorized and validly issued, and is fully paid and non-assessable. Except as otherwise set forth in Section 2.3 of the Disclosure Schedule, Shareholder now has, and will have on the Closing Date, good, valid and marketable title to the Shares, free and clear of any Stock Encumbrances (as hereinbelow defined). There are no outstanding (a) shares of capital stock or other voting securities of the Company except as set forth in this Section 2.3,
(b) securities of the Company  convertible  into or  exchangeable  for shares of


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790603v7
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capital  stock or voting  securities  of the  Company,  (c)  options  (including employee stock options), warrants or right of conversion or other rights, agreements, arrangements or commitments obligating, or which may obligate, the Company to sell or issue any additional shares of the Company's capital stock, or (d) obligations of the Company to issue any voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a) through (d), being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. Upon Closing, the Shareholder shall transfer to Purchaser all right, title and interest in and to the Shares free and clear of any Stock Encumbrances. As used in this Agreement, "Stock Encumbrances" shall mean any security interest, pledge, lien, charge, adverse claim of ownership or use, or any restriction on ownership, use, voting, transfer or receipt of dividends, or any encumbrance of any kind.

         SECTION 2.4  Subsidiaries and Other Business Entities.

                  (a) Except as set forth in Section 2.4 of the Disclosure Schedule, there are no corporations, partnerships, joint ventures or other business entities (collectively, the "Subsidiary") in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right to acquire the same.

                  (b) Section 2.4 of the Disclosure Schedule lists the name, jurisdiction, date of incorporation, authorized stock and stock ownership of each Subsidiary.

                  (c) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; subject to Section 2.20 hereof, has all corporate power and authority, together with all material governmental licenses, authorizations, consents and approvals, required to own, operate or lease the properties and assets now owned, operated or leased by such Subsidiary and to carry on its business in all respects as currently conducted by such Subsidiary; and is duly qualified as a foreign corporation to do business and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary and where the failure to qualify would have a Material Adverse Effect upon the Company or its Subsidiaries.

                  (d) Except as set forth in Section 2.4 of the Disclosure Schedule, the Company owns all of the issued and outstanding shares of capital stock of each Subsidiary free and clear of any Stock Encumbrances and such shares are fully paid and nonassessable. There are no outstanding (i) shares of capital stock or other voting securities of any Subsidiary except as set forth in this Section 2.4(d), (ii) securities of any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary, (iii) options (including employee stock options), warrants or rights of conversion or any other rights, agreements, arrangements or commitments relating to any subsidiary obligating a Subsidiary to issue additional shares of capital stock, or (iv) obligations of any Subsidiary to issue any voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of any Subsidiary to repurchase, redeem or otherwise acquire any Subsidiary Securities.


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790603v7
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         SECTION  2.5  Corporate  Authority  of  Shareholder;  No  Conflicts  of
Shareholder.  Except as  otherwise  set forth in Section  2.5 of the  Disclosure
Schedule (i) Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated hereby to be executed and delivered by the Shareholder hereunder, and to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly authorized,
executed  and  delivered  by  Shareholder,   and  (assuming  due  authorization,
execution and delivery by Purchaser) constitutes, and such other agreements and instruments contemplated hereby when executed and delivered by the Shareholder
will  constitute,   a  legal,  valid  and  binding  obligation  of  Shareholder, enforceable against Shareholder in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity; and (iii) the execution, delivery and performance of this Agreement and such other agreements and instruments contemplated hereby by Shareholder and the consummation by Shareholder of the transactions contemplated hereby do not and will not (1) violate or conflict with the certificate of incorporation or bylaws or other organizational document of Shareholder, (2) except as would not result in a Material Adverse Effect on the Company, conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered into by or with, any foreign, federal, state or local governmental authority, regulatory or administrative agency, or governmental commission, court, tribunal or arbitral body applicable to Shareholder, or (3) except as would not result in a Material Adverse Effect on the Company, conflict with, result in any breach of, constitute a default (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default) under, or give to others any Stock Encumbrance rights upon the Shares, under any agreement or obligation to which Shareholder is a party or by which the Shares are subject or bound.

         SECTION 2.6 No Conflicts of Company; Consents. Assuming all consents, approvals, authorizations and other actions described in Section 2.6 of the Disclosure Schedule have been obtained and all filings and notifications listed in Section 2.6 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby by the Shareholder does not and will not:

     (a) violate or conflict with the certificate of incorporation or bylaws or other organizational documents of the Company or any Subsidiary;

     (b) except for matters that would not have a Material Adverse Effect on the Company or its Subsidiaries, conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any foreign federal, state or local governmental authority, body, agency official, regulatory or administrative agency, body or official, or governmental commission, court, tribunal, body, agency official or arbitral body (singularly and collectively, the "Governmental Authority") applicable to the Company, any Subsidiary or their respective businesses;

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790603v7
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     (c) except for matters that would not have a Material Adverse Effect on the
Company or its Subsidiaries, conflict with, result in any breach of, constitute a material default (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use or any encumbrance of any kind (collectively, the "Encumbrance") on the Company, any Subsidiary or their assets pursuant to any agreement, contract or other instrument, to which the Company or any Subsidiary is a party or by which any of their assets or properties are bound or affected.

         SECTION 2.7 Corporate Records of the Company and Subsidiaries. The stock records and minute books of the Company heretofore made available to Purchaser by the Shareholder correctly show all corporate action taken by the directors and shareholders of the Company and, since September, 1995, no meeting of any such directors or shareholders of the Company and its Subsidiaries have been held for which minutes have not been prepared and included in such minute books (including action taken by consent without a meeting), and contain true, correct and complete copies or originals of the certification of incorporation and bylaws and all amendments thereto.

         SECTION 2.8 Financial Statements; Undisclosed Liabilities. The Company has previously delivered to Purchaser unaudited consolidated financial statements (the "Financial Statements"), including an unaudited consolidated balance sheet (the "Balance Sheet"), of the Company and the Subsidiary as of December 31, 1998 and unaudited consolidated statements of income, earnings and cash flows for the year then ended. The Financial Statements fairly present in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with past practice, the financial condition of and the results of operation of the Company on a consolidated basis for the year then ended. Included in Section 2.8 of the Disclosure Schedule is the consolidated unaudited balance sheet of the Company and its Subsidiary as of May 31 1999 (the "Closing Balance Sheet"). The "actual" column of the Closing Balance Sheet fairly presents in all material respects, in conformity with generally accepted accounting principles applied on the basis consistent with past practice, the financial condition of the Company and the Subsidiary on a consolidated basis as of the date of the Closing Balance Sheet, subject to normal year-end adjustments.

         There are no liabilities of the Company or any Subsidiary required to be recorded or disclosed under generally accepted accounting principles for year end consolidated financial statements of the Company and the Subsidiary, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities which are or will be disclosed and/or provided for on the Closing Balance Sheet;

     (b) liabilities which do not exceed $10,000 individually or $75,000 in the aggregate;

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790603v7

     (c) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Closing Balance Sheet, which in the aggregate do not have a Material Adverse Effect; and

     (d) liabilities under this Agreement or reflected in any schedule or document delivered in connection with this Agreement, including without limitation the liabilities, if any, referred to in Section 4.8(d) of this Agreement.

         SECTION 2.9 Absence of Certain Changes or Events. Except as set forth in Section 2.9 of the Disclosure Schedule, since December 31, 1998, each of the Company and the Subsidiary has conducted its business only in the ordinary course, and there has not been with respect to such business (i) any Material Adverse Effect, (ii) any damage, destruction or loss, due to fire or other casualty, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect, (iii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles, (iv) any sale, lease, transfer, or assignment of any material assets other than in the ordinary course of business,
(v) any material capital expenditures other than in the ordinary course of business, or (vi) any material capital investment in, or loan to, any other person outside the ordinary course of business.

         SECTION 2.10 Litigation. Except as set forth in Section 2.10 of the Disclosure Schedule, as of the date of this Agreement, there are no claims, actions, proceedings or investigations pending, or to the knowledge of Shareholder, threatened against either the Company or the Subsidiary or any of its assets or properties, before any court, arbitrator or administrative, governmental or regulatory authority or body that are reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Section 2.10 of the Disclosure Schedule, neither the Company or the Subsidiary nor any of their respective assets is subject to any order, writ, judgment, injunction, decree, determination or award. Except as otherwise set forth in Section 2.10 of the Disclosure Schedule, each of the matters listed on Section 2.10 of the Disclosure Schedule is covered by insurance.

         SECTION 2.11 Compliance with  Applicable  Laws.  Except as set forth in
Section 2.11 of the Disclosure Schedule, within the preceding three years each of the Company and the Subsidiary has not violated or failed to comply with any statute, law, regulation, rule, judgment, decree or order of any governmental authority applicable to its business, except for violations and failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company and the Subsidiary to conduct its business as currently conducted, and there is no action pending against the Company and the Subsidiary charging failure to so comply. The conduct of the business of the Company is in conformity with all federal, state and local governmental and regulatory requirements applicable to its business and operations except where such nonconformity would not, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to conduct its business as currently conducted. The Company and the Subsidiary have all permits, licenses, franchises and certificates of occupancy from governmental authorities required to conduct its business as now being conducted, except for such permits,

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790603v7
licenses, franchises and certificates the absence of which would not, in the aggregate, have a Material Adverse Effect. Insofar as the statements contained in this Section 2.11 address compliance with the Federal Food, Drug and Cosmetic Act and regulatory provisions associated with such Act, such statements shall be deemed made without regard to any qualifications otherwise contained in this Section by reference to Material Adverse Effect.

     SECTION 2.12 Environmental Matters. Except as set forth in Section 2.12 of the Disclosure Schedule:

                  (a) Except as would not have a Material Adverse Effect, to Shareholder's knowledge each of the Company and the Subsidiary (i) is in compliance with all applicable Environmental Laws and (ii) holds all Environmental Permits necessary for its operations and properties and is in compliance with the terms and conditions of all such Environmental Permits.

                  (b) The Company has not received any written claim, demand, notice or complaint alleging violation of or liability (including without limitation any liability for site investigation. cleanup or corrective action) under any Environmental Laws concerning the Company's or the Subsidiary's assets.

                  (c) Except as would not have a Material Adverse Effect, to Shareholder's knowledge, none of the following exists at any real property owned or leased by the Company or the Subsidiary: (i) asbestos-containing material in any form or condition; (ii) materials containing polychlorinated biphenyls;
(iii) underground storage tanks or surface impoundments; or (iv) landfills, surface impoundments or disposal areas.

                  (d) Except as would not have a Material Adverse Effect, each of the Company and the Subsidiary has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material, or owned or operated any facility or property, so as to give rise to liabilities for response costs, natural resource damages or attorneys fees pursuant to CERCLA or other Environmental Laws.

                  (e) No written notice of a release of a Hazardous Material has been filed by or on behalf of the Company or the Subsidiary and no property or facility now or previously owned or operated by the Company or the Subsidiary is on the CERCLA National Priorities List (or proposed for such listing), the Comprehensive Environmental Response, Compensation, and Liability Information System list or any similar state or local list.

                  (f) Each of the Company and the Subsidiary has not, either expressly or, to the Shareholder's knowledge, by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental Laws.

                  (g)      For purposes of this Agreement:

790603v7

                  "CERCLA"  means  the  Comprehensive   Environmental  Response,
Compensation and Liability Act of 1980, as amended.

                  "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule or code, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or worker health and safety, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge, investigation or cleanup of Hazardous Materials, in effect as of the date hereof.

                  "Environmental   Permits"   means   any   permit,    approval,
identification number, license or other authorization required of the Company under any applicable Environmental Law.

                  "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, (b) any chemical, material or substance defined or regulated as toxic or hazardous under any applicable Environmental Law or (c) anything that is a "hazardous substance" pursuant to CERCLA, anything that is a "solid waste" or "hazardous waste"
pursuant to RCRA or any "pesticide", "pollutant", "contaminant", "toxic chemical" or "noise".

               "RCRA" means the Resource Conservation and Recovery Act, as amended.

         SECTION 2.13 Title to Properties. (a) Each of the Company and the Subsidiary has good and marketable title to, or valid leasehold interests in, all the properties and assets used by it or located on its premises and which are recorded on the Closing Balance Sheet except for such as are licensed, as are no longer useful in the conduct of its business or as have been disposed of either in the ordinary course of business or in connection with the Company's divestiture of its Industrial division and except for defects in title, easements, restrictive covenants and similar impediments that, in the aggregate, would not have a Material Adverse Effect on the ability of the Company to conduct its business as currently conducted and, as to the real property owned by the Company, would not have a material effect on the value of such property. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are (or at Closing will be) free and clear of all encumbrances except for (i) liens for taxes not yet due or being contested in good faith by appropriate procedures, (ii) mechanics, carriers, workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business for amounts that are not delinquent and which are not, individually or in the aggregate, material to the Company's business, (iii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (iv) the matters set forth at Section 2.13 of the Disclosure Schedule.

                  (b) Except as set forth in Section 2.13 of the Disclosure Schedule, or as would not result in a Material Adverse Effect, the assets of the Company are all of the assets which have been used, and which are necessary, to operate the business of the Company as it has customarily been conducted.

790603v7

         SECTION 2.14  Intellectual  Property.  Section  2.14 of the  Disclosure
Schedule contains a complete and accurate list of (i) all trade names, registered and material unregistered trademarks owned by the Company or used in connection with the business conducted by the Company, (ii) all patents or patent applications owned by the Company or used in connection with the business conducted by the Company, and (iii) all MIS, MAPICS and related systems and computer software owned and/or used by the Company in its business other than commercially available software with an annual license fee of less than $1,000 (collectively, the "Intellectual Property"). Except as set forth in Section 2.14 of the Disclosure Schedule, Seller has not granted any licenses to any person with respect to the Intellectual Property. Except as set forth in Section 2.14 of the Disclosure Schedule, to Shareholder's knowledge, the Company owns (free and clear of all encumbrances) or has sufficient unrestricted right to use the Intellectual Property in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any material respect. To Shareholder's knowledge, except as set forth in Section 2.14 of the Disclosure Schedule, (a) the Company has not infringed, misappropriated or is otherwise not in conflict with any intellectual property right of any person in any material respect, and (b) the conduct of the business of the Company as currently conducted or as currently contemplated to be conducted does not and will not conflict in any material respect with any license, trademark, trademark right, patent, patent right, invention, industrial model, service mark or copyright of any third person. No claims are pending or, to the knowledge of Shareholder, threatened by any person contesting or challenging the ownership, validity, enforceability or use of the Intellectual Property. To the knowledge of the Shareholder, there are no claims pending or currently threatened by any person against the Company alleging infringement of any intellectual property rights relating to the technology used in Company's manufacturing process with respect to the Company's business. The Company has not made a claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property.

         SECTION 2.15 Insurance. Section 2.15 of the Disclosure Schedule sets forth a complete list of all insurance policies (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) maintained by the Company.

         SECTION 2.16 Employee Benefit Matters. (a) Section 2.16 of the Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (as defined by Section 3(3) of ERISA), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans") that is for the benefit of (i) directors or employees of the Company or the Subsidiary, (ii) former directors or employees of the Company or the Subsidiary or any other persons formerly performing services for the Company or the Subsidiary, and/or (iii) beneficiaries of anyone described in (i) or (ii) (collectively, the "Company Employees") or with respect to which the Company or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than the Company, which has employees who are or have been at any date of determination occurring within the preceding three years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Internal Revenue Code as employees of a single employer which includes the Company) has any obligation on behalf of any employee of the Company.

790603v7

                  (b) Except as disclosed in Section 2.16 of the Disclosure Schedule, each Employee Benefit Plan is in material compliance with the provisions of ERISA and the provisions of the Internal Revenue Code applicable to it. The Shareholder has made available to the Purchaser a true and complete copy of each Plan and a true and complete copy of the following documents, to the extent applicable, prepared in connection with each such Plan: (i) the most recently received IRS determination letter, and (ii) the most recently prepared financial statement (Form 5500's with attachments). Neither the Company nor any ERISA Affiliate has maintained or contributed to any plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Internal Revenue Code and/or any "multiemployer plan" (as defined by Section 3(37) of ERISA). All Employee Benefit Plans which are "pension plans" as defined in Section 3(2) of ERISA have received favorable determination letters from the Internal Revenue Service ("IRS") as to their tax-qualified status and the tax-exempt status of any related trust under Sections 401(a) and 501 of the Internal Revenue Code, respectively, which determinations are currently in effect.

                  (c) Other than as may otherwise be provided hereunder (including, but not by way of limitation, Article 4 hereof), Purchaser shall not, as a result of the transactions contemplated by this Agreement: (i) become liable for any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost, assessment or other similar type of liability or expense of Seller or any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan or any Employee Benefit Plan sponsored, maintained or contributed to by an ERISA Affiliate (including predecessors thereof) (assuming a like definition of "Employee Benefit Plan" were applicable to ERISA Affiliates as to those same types of agreements, policies, trusts, funds and arrangements sponsored, maintained or contributed to by them) (each such plan of an ERISA Affiliate, an "ERISA Affiliate Employee Benefit Plan"), including, without limitation withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the Pension Benefit Guaranty Corporation, or liabilities under Section 412 of the Internal Revenue Code or
Section 302(a)(2) of ERISA, or (ii) be or become a party to any Employee Benefit Plan or any ERISA Affiliate Employee Benefit Plan.

                  (d) The Company, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan "sponsor" or "administrator" (within the meaning of Section 3(16) of ERISA) has complied in all material respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and
Section 4980B of the Internal Revenue Code.

                  (e) Neither the Company nor any ERISA Affiliate maintains (i) any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Internal Revenue Code (and regulations promulgated thereunder), or (ii) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section 4980B of the Internal Revenue Code or applicable state continuation coverage law.

790603v7

     SECTION 2.17 Labor Matters. (a) There are no material controversies pending or, to the knowledge of the Shareholder, threatened, between the Company and any of its employees; (b) except as set forth in Section 2.17 of the Disclosure Schedule, each of the Company and the Subsidiary is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Subsidiary; (c) during the past three years, there have been no unfair labor practice complaints filed or pending against the Company or the Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body; (d) during the past three years, there have been no strikes, slowdowns, work stoppages, lockouts, or, to the Shareholder's knowledge, threats thereof, by or with respect to any employees of the Company or the Subsidiary; and (e) during the past three years, the Company and the Subsidiary has complied in all respects with the legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, safety and health, and plant closing, except for failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company and the Subsidiary to conduct its business as currently conducted. Neither the Company nor the Subsidiary are liable for the payment of any compensation, damages, taxes, fines, penalties, or other costs, for failure to comply with any of the foregoing legal requirements, except as would not have a Material Adverse Effect on the Company and the Subsidiary.

         SECTION 2.18 Material Contracts. (a) Section 2.18 of the Disclosure Schedule lists the following contracts (collectively, the "Material Contracts") to which the Company or the Subsidiary is a party or by which its respective assets may be bound:

          (i) any commitment, contract, agreement, note, loan, evidence of indebtedness, letter of credit and purchase orders issued in the ordinary course to individual customers or vendors that Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments by or to the Company of more than $20,000 within the 12 month period following the date hereof and that is not cancelable by the Company without liability within 60 days;

          (ii) any lease of real or personal property involving an annual expense in excess of $20,000;

          (iii) any contract or agreement containing covenants limiting in any respect the freedom of the Company or the Subsidiary to engage in any line of business or compete with any person;

          (iv) any agreement (or group of related agreements) under which the Company or the Subsidiary has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligations, in excess of $50,000, or under which it has imposed an encumbrance on any of its assets (other than any lien of the type described in the last sentence of Section 2.13(a));

790603v7

          (v) any material contract or agreement not entered into in the ordinary course of the Company's business including, without limitation, any agreement to indemnify any third party; and

          (vi) any written employment agreement or oral agreement providing for employment on other than an "at will" basis.

                  (b) The Company is not (and, to the knowledge of the Shareholder, no other party is) in breach or violation of, or default under, any of the Material Contracts. Each Material Contract is a valid agreement, arrangement or commitment of the Company, enforceable against the Company in accordance with its terms except where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies.

                  (c) There is no pending, or to the Shareholder's knowledge, threatened, claim, and there has been no claim (whether or not resolved) during the past three years, against the Company or the Subsidiary under any agreement to indemnify any third party.

         SECTION 2.19 Brokers. Except for Morgan Keegan & Company, Inc. ("Morgan Keegan"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Shareholder. The Shareholder is solely responsible for the fees and expenses of Morgan Keegan.

         SECTION 2.20 Permits. Section 2.20 of the Disclosure Schedule lists all of the permits, licenses, consents, certificates and governmental approvals required to conduct the business of the Company (the "Permits") the absence of which would have a Material Adverse Effect on the Company. To the Shareholder's knowledge, the Company is in full compliance with all Permits and no suspension, revocation, limitation or cancellation of any of the Permits is threatened or pending and no cause exists for such, except as would not have a Material Adverse Effect on the Company.

         SECTION 2.21 Bank Accounts. Section 2.21 of the Disclosure Schedule lists all of the (a) names of each bank, savings and loan, or other financial institution in which the Company or any Subsidiary has an account, including cash contribution accounts, and the account numbers and names of all persons authorized to draw thereon or have access thereto, and (b) locations of all lockboxes and safe deposit boxes of the Company or any Subsidiary.

         SECTION 2.22  Taxes.

                   (a) Tax Returns; Payment. The Company has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all tax returns that are required to be filed by it prior to or on the Effective Date, pursuant to the law of each governmental authority with taxing power over it. All such tax returns were or will be, as the case may be, correct and complete. The Company has paid all taxes that have become due as shown on such tax returns or pursuant to any assessment received as an adjustment to such tax

790603v7
returns, except (i) such taxes, if any, as are being contested in good faith and disclosed on Section 2.22 of the Disclosure Schedule attached hereto, (ii) such taxes that are fully reserved against on the Closing Balance Sheet, and (iii) taxes accruing after the date of the Closing Balance Sheet that are not yet due. The Company is not currently the beneficiary of any extension of time within which to file any tax return. No claim has been made by a taxing authority of a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation in that jurisdiction.

                  (b) Withholding. The Company has withheld and paid all taxes required to have been withheld and paid prior to the Effective Date in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (c) Assessments. There is no pending, or, to the knowledge of Shareholder, threatened or anticipated, assessment of any additional tax against the Shareholder or any subsidiary thereof (the "Shareholder Group") for any taxable period during which the Company or any predecessor company was a member of the Shareholder Group. No member of the Shareholder Group has waived any statute of limitations in respect of any taxes or agreed to any extension of time with respect to a tax assessment or deficiency for any taxable period during which the Company was a member of the Shareholder Group. No tax audit or examination is now pending or currently in progress with respect to the Company.

                  (d) Other Matters. Except as set forth in this Agreement, the Company is not a party to any income tax allocation or sharing agreement which will survive the Closing. The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not made any payment, nor is it obligated to make any payment, nor is it a party to any agreement that under certain circumstances could obligate it to make any payment, that will not be deductible under Code Sections 280G or 162(m). Since September, 1995, the Company has not been (nor does it have any liability for unpaid taxes because it once was) a member of an affiliated group (other than the Shareholder Group) during any part of any consolidated return year within any part of which consolidated return year any other corporation was also a member of such group. The Company is not and has not been during the applicable period specified in Code Section 897(c)(1)(A)(ii) a United States real property holding corporation as defined in Code Section 897(c)(2).

                  (e) Affiliated Group. Shareholder and the Company and other corporations constitute an affiliated group of corporations within the meaning of Section 1504 of the Code and have joined in the filing of consolidated federal income tax returns for the taxable year beginning on September 1, 1995 and for each taxable year thereafter. No subsidiary of the Company has joined in the filing of consolidated returns of any such affiliated group.

         SECTION 2.23 Transactions With Related Parties.  Except as disclosed in
Section 2.23 of the Disclosure Schedules or set forth in this Agreement, no Related Party: (i) owns any material asset used in the business of the Company, or (ii) has any claim of any nature, including any inchoate claim, against the Company. For this purpose, the term "Related Party" means (w) Shareholder, (x) any entity controlled by, controlling or under common control with Shareholder,
(y) any officer or director of any person identified in clauses (w) or (x) preceding, and (z) any spouse, sibling, ancestor or lineal descendant of any natural person identified in any one of the preceding clauses.

790603v7

         SECTION 2.24 Powers of Attorney. Except as set forth in Section 2.24 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or the Subsidiary.

         SECTION 2.25 Other Information. No document or item referred to in any schedule (including, without limitation, the Disclosure Schedule) or exhibit hereto contains, and no information set forth in any such schedule, exhibit, document or item contains, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements of the Company and the Subsidiary or the Shareholder contained therein not misleading.


                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         As an inducement to the Shareholder to enter into this Agreement, Purchaser represents and warrants to the Shareholder as follows:

         SECTION 3.1 Organization and Authority of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the other agreements and instruments (collectively, the "Purchaser's Documents") contemplated hereby to be executed and delivered by Purchaser hereunder, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Shareholder) constitutes a legal, valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

         SECTION 3.2 No Conflicts. The execution, delivery and performance of this Agreement and the other Purchaser's Documents by Purchaser do not and will not (a) violate or conflict with the certificate of organization or other organizational documents of Purchaser; (b) conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any Governmental Authority applicable to Purchaser; or (c) conflict with, result in any breach of, constitute a default (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default) under, any agreement or obligation to which Purchaser is a party or subject and which would affect Purchaser's ability or authority to consummate the transactions contemplated hereby.

790603v7

     SECTION 3.3 Investment Purpose. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer of sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares have not been registered.

     SECTION 3.4 Brokers. Except for Banc One Capital Markets, Inc.("Banc One"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated hereby based upon arrangements made by or on behalf of the Purchaser. Purchaser is solely responsible for the fees and expenses of Banc One.


                                   ARTICLE IV.

                              ADDITIONAL COVENANTS

     SECTION 4.1 Conduct of Business Prior to the Closing. Except as set forth at Section 4.1 of the Disclosure Schedule, from the date hereof through the Closing Date, the Shareholder covenants and agrees that the Company and each Subsidiary shall conduct its business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as set forth at Section 4.1 of the Disclosure Schedule, from the date hereof until the Closing Date, the Company will not (a) issue any shares of stock, warrants or stock equivalents or declare or make any payment on account of the purchase, redemption, retirement or acquisition or any of the Shares, (b) declare any dividends or make any distributions to the Shareholder, (c) take any action that would have a Material Adverse Effect, (d) incur any indebtedness for borrowed money except in the ordinary course of business consistent with past practice, (e) subject the assets of the Company or any Subsidiary to any additional liens or encumbrances (except in the ordinary course of business consistent with past practice) or mortgages, (f) adopt or propose any change in its articles of incorporation or bylaws, (g) merge or consolidate with any other person, acquire a material amount of assets of any other person or make any capital expenditure or acquire any fixed asset except in the ordinary course of business consistent with past practice, (h) sell, lease, license or otherwise dispose of any material assets or property except (1) pursuant to existing contracts or commitments and (2) in the ordinary course consistent with past practice; provided, however, that, except as set forth at Section 4.1 of the Disclosure Schedule, in no event will the Company sell, lease, license or otherwise dispose of any asset or assets having a value greater than $10,000 singly or $75,000 in the aggregate without the prior written consent of Purchaser, and provided, further, that nothing in this subparagraph (h) shall prevent the Company or any Subsidiary from selling inventory in the ordinary course of its business consistent with past practice,
(i) take or agree or commit to take any action that would make any representation or warranty of the Shareholder inaccurate in any respect at, or as of any time prior to, the Closing Date or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, and (j) permit the Company or any Subsidiary to agree or commit to do any of the foregoing.

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790603v7

         SECTION 4.2 Access to Information. From the date hereof through the Closing Date, the Shareholder agrees to (a) permit Purchaser and its employees and representatives reasonable access to any and all of the offices, employees, properties and records of the Company and each Subsidiary for the purpose of Purchaser conducting a complete and thorough investigation, analysis and review of the Company's and each Subsidiary's operations, (b) furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and the Subsidiaries as such persons may reasonably request and is available to the Shareholder without unreasonable effort or expense and (c) instruct the employees, counsel and financial and other advisors of the Company and the Subsidiaries to cooperate with Purchaser in its investigation of the Company and the Subsidiaries.

         SECTION 4.3 Inventory Storage. The Shareholder and the Purchaser shall cooperate with one another to establish separate accounts and storage arrangements with third party warehouses where the inventory (the "Shareholder Inventory") of Shareholder and its affiliates (other than the Company), on the one hand, and the inventory (the "Company Inventory") of the Company, on the other hand, may be located in common. To the extent any such separate accounts and storage arrangements are not in effect by the Closing Date, Shareholder and Purchaser shall cooperate with each other in good faith to adjust as between themselves the respective costs to be borne by each of them for such storage services.

         SECTION 4.4 Maintenance of Records; Audit. (a) Each of the Shareholder and Purchaser agrees that it shall preserve and keep all books and records relating to business units then owning or operating the Company, as they relate to the Company as of the Closing Date, for a period of at least five years from the Closing Date. During such five-year period, the Shareholder, Purchaser and their respective representatives shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records. Without limiting the generality of the foregoing, and in recognition of the difficulty of segregating records by product line respectively to be owned by Shareholder or its affiliates and Purchaser or its affiliates, each of Shareholder and Purchaser agrees to transfer the originals of such records (the transferor preserving a copy as it may so elect to do) to the other to the extent the other owns the product line to which such records are related including, without limitation, sterilization records, device master records and device history files.

                  (b) Purchaser shall permit Shareholder and its independent auditors access to the books, records and facilities of the Company and reasonable services and cooperation of the personnel of the Company to complete the preparation, review and audit of the Shareholder's consolidated financial statements for 1999. Such services shall include, without limitation, the preparation of schedules, reports and other materials customarily included in the auditing process; provided that the time required for such services shall not exceed a reasonable amount of time.

         SECTION 4.5 Consents. The Shareholder will use its commercially reasonable efforts (which does not include the payment of money) to obtain all consents from third parties in order to permit the consummation of the transactions contemplated in this Agreement without impairing the validity or effectiveness of any lease or other contract to which the Company or any Subsidiary is a party, and to obtain the satisfaction on or before the Closing Date of the conditions specified in Section 5.2.

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790603v7

         SECTION 4.6 Notices of Certain Events. The Shareholder shall promptly notify Purchaser of:

                  (a) any notice or other communication (other than any routine or incidental notice or communication) from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (b) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.10 or which relate to the consummation of the transactions contemplated by this Agreement; and

                  (c)  any   fact  or   circumstance   which   would   make  any
representation or warranty untrue or inaccurate in any material respect as of the Closing Date.

         SECTION 4.7  Certain Tax Matters.

                  (a) For purposes of this Agreement, the term "tax" or "taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property, transfer or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

                  (b) From and after the Closing Date, the Shareholder agrees to indemnify Purchaser and the Company against all taxes (i) imposed on the Shareholder or any member of an affiliated group with which the Shareholder files a consolidated or combined income tax return with respect to any taxable period for which the Shareholder or any member of an affiliated group with Seller files (or is required by law to file) an income tax return, and (ii) imposed on the Company with respect to any taxable period or a portion thereof that ends on or as of the Effective Date with respect to the Company's business, except as provided in subsection (d) of this Section.

                  (c) From and after the Closing Date, Purchaser and the Company shall indemnify the Shareholder and its affiliates against all taxes imposed on or with respect to the business of the Company for any taxable period or portion thereof beginning after the Effective Date.

                  (d) The other provisions of this Section notwithstanding, Purchaser shall assume and be solely responsible for any accrual of taxes (including, without limitation, accrued payroll taxes, accrued real estate and property taxes and accrued foreign taxes) set forth or provided for in the Closing Balance Sheet or accruing subsequent to the date thereof. In addition, Purchaser shall assume the amounts set forth or provided for on the Closing Balance Sheet as current liabilities for FICA withheld, federal income tax withheld, state income tax withheld and sales tax payable.

790603v7

                  (e) Payment by the indemnitor of any amount due under this Section shall be made within ten days following written notice by the indemnitee that payment of such amount to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment (i) earlier than two days before it is due to the appropriate tax authority or (ii) of any taxes which the indemnitor has by all appropriate proceedings elected to contest and is contesting diligently and in good faith. In the case of a tax that is so contested, payment of the tax to the appropriate tax authority will not be considered to be due earlier than a date of final determination to such effect is made by the appropriate taxing authority or a court. The indemnitee will cooperate in all manners reasonably requested by the indemnitor in order to effectively prosecute any such contest.

                  (f) All sales, transfer, stamp, real property transfer and similar taxes, if any, incurred as a result of the consummation of the transaction set forth in this Agreement shall be shared equally between the Shareholder and the Purchaser except with respect to taxes, if any, incurred with respect to the distribution of certain assets to the Shareholder as contemplated in Section 4.8(b), which shall be borne solely by the Shareholder.

                  (g) Pursuant to Treas. Reg. 1.1502-20, Shareholder acknowledges that it will not be allowed to deduct certain losses recognized by it on the sale of its stock in the Company to Purchaser. Shareholder nevertheless agrees not to elect pursuant to Treas. Reg. 1.1502-20(g)(1) to reattribute to itself the portion of consolidated net operating loss carryover attributable to the Company up to the amount of such disallowed losses.

                  (h) Except as otherwise provided in this Agreement, subsequent to the Closing, Purchaser shall not take any action or make any election that may result in any increase in the tax liability of the Company or Shareholder for the periods when the Company was a member of Shareholder's consolidated group, except with the prior written consent of the Shareholder.

                  (i) Shareholder and its representatives shall have access to all books and records of the Company to prepare and file federal and state income tax returns for the partial 1999 tax year resulting from this transaction, and shall have control over the contents thereof. Purchaser shall cooperate and cause the Company to cooperate with Shareholder for such purposes. Such cooperation shall include, without limitation, the services of personnel of the Company for the preparation of schedules, reports and other materials, appropriate for the preparation of such tax returns, provided that the time required to provide such services shall not exceed a reasonable amount of time.

         SECTION 4.8  Transactions to Conform to Closing Balance Sheet.

                  (a) The Closing Balance Sheet includes columns to reflect the following adjustments (the "Pro Forma Adjustments"):

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790603v7

                           (i) Exclude as an asset or liability of the Company any assets (including inventory ("Isolyser Inventory"), receivables
         ("Isolyser Receivables"), any proprietary assets such as product specifications ("Proprietary Assets")) or liabilities of the Company arising as a result of products acquired or sold by the Company under arrangements with the Shareholder or an affiliate of the Shareholder including, by way of illustration, but not limitation, the Shareholder's proprietary OREX and safety products.

                           (ii) Exclude as an asset or liability of the Company any choses in action arising in connection with the purchase by the Company of the CliniTech division of Sterile Concepts, Inc. ("Sterile Concepts") including, without limitation, all rights of the Company to make claims related to that certain Asset Purchase Agreement (the "SCI APA") and that certain Product Purchase and Supply Agreement (the "SCI Purchase Agreement"), each of which are dated February 8, 1993, and are between the Company and Sterile Concepts, and all obligations, if any, of the Company under those certain promissory notes made by the Company payable to Sterile Concepts (the "SCI Notes"). The assets and liabilities referred to in this clause are herein called the "SCI Assets and Liabilities". The SCI Assets and Liabilities do not include the "Business Assets" as defined and described in the SCI APA.

                           (iii)  Exclude as an asset of the Company the prepaid
         assets   related  to  the  Company's   insurance   policies   ("Prepaid
         Insurance").

                           (iv) Exclude as liabilities accruals with respect to accrued retirement, medical claims, flexible spending, employee legal plan, employee stock purchase plan, 401(k) savings plan, and life insurance (the "Employee Benefit Accruals").

                           (v) Including as an accrued liability of the Company sales commissions accruals on net sales of products for which a sales person employed or engaged by Shareholder or an affiliate of Shareholder accrues a commission through April 1999 (the "Commissions").

                           (vi) Exclude (y) as a liability of the Company the bond indebtedness now or formerly secured by a mortgage against the so-called Struble & Moffitt plant located in Camden County, New Jersey, and (z) as an asset of the Company any funds on deposit to pay such bond indebtedness.

                  (b) As  provided  in Section  1.2,  the  Purchase  Price shall include the Commissions. Prior to Closing, (i) the Isolyser Inventory, the Isolyser Receivables, the Proprietary Assets and the SCI Assets and Liabilities shall be distributed to the Shareholder and (ii) the Shareholder shall cause the Company's insurance policies reflected as Prepaid Insurance to be canceled and the Shareholder shall be entitled to all refunds with respect to Prepaid Insurance. All costs incurred by the Company in effecting any of the transactions described in the preceding sentence of this Section 4.8(b) shall be paid by the Shareholder or, if they are paid by the Company, the Company shall be reimbursed by the Shareholder. The Shareholder shall be responsible for the Employee Benefit Accruals. Purchaser shall pay or cause to be paid to Isolyser the Commissions accrued for the month of May, 1999 within 30 days after the

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790603v7
receipt by the Company of an invoice and report of the amount of such accrual; provided, that Purchaser may exclude from such payment any Commission accrued to Tom Kennelly upon the receipt by Isolyser of a release from Mr. Kennelly of such amount in form and substance satisfactory to Isolyser.

                  (c) The Shareholder and Purchaser acknowledge and agree that the purpose of excluding the SCI Assets and Liabilities from this transaction is to preserve for the Shareholder and the affiliates of the Shareholder (other than the Company) the right to seek damages or otherwise obtain a settlement for the default of Sterile Concepts of its obligations under the SCI Purchase Agreement. The Shareholder and the Purchaser (including, without limitation, the Company) agree to cooperate with one another to the extent requested by the Shareholder to achieve such objectives, provided that neither the Purchaser nor the Company shall be required to incur any unreimbursed cost or expense or assume any liabilities in so cooperating with the Shareholder. Such cooperation of Purchaser and the Company shall include, by way of illustration but not limitation, producing such accounting and business records as Shareholder may reasonably request. The terms of this Section shall survive the Closing.

                  (d) Purchaser shall cause the Company to satisfy any amounts payable by the Company in connection with purchases of Fiberweb products or the failure to purchase target quantities of Fiberweb products regardless of whether or not the accruals of the Company for such purposes are sufficient. Purchaser shall cause to be paid and satisfied all (i) liabilities included on the Closing Balance Sheet including without limitation the cash overdraft, and (ii) the intercompanies reflected in Section 2.23 of the Disclosure Schedule.

         SECTION 4.9 Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, no party to this Agreement shall issue any press releases or make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written notification to and consent of the other party, and the parties will cooperate as to the timing and contents of any public announcement. Each party may make a public announcement of this transaction in connection with the Closing and the parties shall cooperate with each other in such regard.

         SECTION 4.10 Governmental Filings. The Shareholder, the Company and the Subsidiaries will cooperate in preparing and, if necessary, executing all documents and governmental filings, if any, necessary to the transaction contemplated hereby.

         SECTION 4.11 Confidentiality Agreement. The terms and conditions of that certain Confidentiality Agreement dated December 18, 1998, executed and delivered by Charles Hubbs, John Sopcisak and Thomas Kennelly with respect to the transactions contemplated by this Agreement are incorporated herein and shall remain in full force and effect, and Purchaser agrees that such agreement shall remain in effect and be binding upon Purchaser until the Closing as if Purchaser had executed such agreement in the first instance.

         SECTION 4.12 Benefit Plans. (a) The employee benefits maintained by the Shareholder and which are currently in effect with respect to the employees of the Company will be terminated as a result of the Closing, and Purchaser shall

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790603v7
be required to implement and maintain such employee benefit plans, programs or arrangements for the benefit of the employees of the Company as Purchaser deems appropriate which shall include, without limitation, medical benefit plans. To the extent that service is relevant for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan, program or arrangement established or maintained by Purchaser for the benefit of the employees of the Company, such plan, program or arrangement shall credit such employees for service on or prior to the Closing Date with the Company or any of its affiliates. All such employees shall be allowed to participate from and after the Closing Date in the medical benefit and qualified retirement plans of Purchaser or its affiliates as employees of Purchaser or its affiliates. If the Closing Date falls within an annual period of coverage under any group health plan, Purchaser agrees that such employees shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Company during the applicable coverage period prior to the Closing Date towards satisfaction of any deductible limitation and out-of-pocket maximum that may apply under that group health plan maintained by Purchaser.

                  (b) The Purchaser or its affiliates shall be responsible for any severance related obligations for any employees of the Company which may arise by virtue of actions or circumstances arising after the Closing. If, prior to December 31, 1999, the Shareholder receives documentation evidencing out-of-pocket severance payments or unconditional obligations for such severance payments paid or to be paid by the Company to employees whose employment with the Company is terminated after the Closing, the Shareholder shall reimburse the Company for one-half of such severance payments, up to $150,000, as an adjustment to the Purchase Price. The terms of this Section shall survive the Closing.

         SECTION 4.13 Assumption of Contracts. Purchaser acknowledges that the Company will remain obligated under (a) that certain Face Mask Supply Agreement (the "Face Mask Supply Agreement") dated August 11, 1998 between the Company and White Knight Industrial, Inc. ("WKI"), (b) that certain Supply and Tolling Agreement (the "Douglas Agreement") dated as of August 11, 1998 between the Company and WKI, (c) the Interim Office/Warehouse Space and Services Agreement (the "Interim Agreement") dated August 11, 1998 among the Company, WKI and certain of their respective affiliates, (d) the Letter Agreement dated August 11, 1998 between the Company and WKI concerning the use by the Company of the Lectra system owned by WKI located in WKI's Childersburg, Alabama plant, and (e) the Master Indemnity Agreement (the "Indemnity Agreement") dated August 11, 1998 between, among other parties thereto, the Company and Thantex Holdings, Inc.. Purchaser shall use commercially reasonable efforts to cause WKI to release the Shareholder from its guarantee of the obligations of the Company under the Face Mask Supply Agreement upon the occurrence of the Closing including, without limitation, preparing and providing financial statements for review by WKI. Purchaser may also negotiate directly with the other parties to such agreements such adjustments as Purchaser may desire, but the Shareholder cannot assure that the other parties will agree to any such changes.

         SECTION 4.14 Contracting with Fortunique. Purchaser covenants and agrees with Shareholder that Purchaser shall not directly or indirectly take any action which would impede or make more expensive the ability of Shareholder to contract directly with Fortunique Medical Products ("Fortunique"), a company

790603v7
owned or controlled by Charles Hubbs, from contracting with or for the benefit of Shareholder for the conversion of OREX products in China. Shareholder covenants and agrees with Purchaser that it shall not directly or indirectly take any action which would impede or make more expensive the ability of Purchaser or the Company to contract directly with Fortunique. Commercial transactions in the ordinary course of business shall not be deemed to impede or make more expensive any such dealings. The terms and provisions of this Section shall survive the Closing.

         SECTION 4.15 Closing Logistics. In order to obtain a portion of the Purchase Price, Purchaser intends to borrow certain funds. The lenders to Purchaser have insisted that the loans be made directly to the Company. Accordingly, provided that it results in no direct or indirect (including, without limitation, indirect liability by virtue of the ownership of the shares in the Company) liability (contingent or otherwise) to Shareholder, in connection with the Closing, Shareholder will take, and will cause the Company to take, such actions as Purchaser may reasonably request to accommodate such financing and the transactions contemplated by this Agreement. In no event shall Shareholder be required to incur any direct or indirect costs or expense in so cooperating.

         SECTION 4.16 Protected Information. All information (except as provided in the last sentence of this section) regarding products of the Company (other than products manufactured by the Company under an implicit license from Shareholder or an affiliate of Shareholder) shall be removed from the computers, files and other records of the Shareholder and its affiliates promptly after the Closing Date (other than information regarding the type and amount of Company products included in custom procedure trays or kits sold by MedSurg Industries, Inc.) and the Company shall, upon request, provide to the Shareholder or its affiliates information concerning prior sales of Company products to the extent requested for internal administrative purposes of the Shareholder or its affiliates such as confirming the amount of commission owed to sales persons. This section shall not apply to information that is or becomes publicly available, information that becomes legally available on a nonconfidential basis from any third party, and information that has been independently acquired or developed without any violation of this section.


                                   ARTICLE V.

                              CONDITIONS TO CLOSING

         SECTION 5.1 Conditions to Obligations of the Shareholder. The obligation of the Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing (or on such other date as may be agreed by the parties), of each of the following conditions (any one or more of which may be waived by the Shareholder in its sole discretion).

                  (a)  Representations  and  Warranties;   Covenants  Performed;
Officer's Certificate. The representations and warranties of Purchaser contained

790603v7
in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, and all the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing Date shall have been complied with in all material respects and the Shareholder shall have received a certificate to such effect signed by a duly authorized officer of Purchaser.

                  (b) Consent. The Shareholder shall have received the consent of The Chase Manhattan Bank (and its other lenders pursuant to the senior credit facility maintained by the Shareholder) to the consummation of this transaction, and such consent shall remain in full force and effect as of the Closing.

                  (c) Closing Deliveries. Purchaser shall have delivered to the Shareholder each of the following, together with any additional items which the Shareholder may reasonably request to effect the transactions contemplated herein:

                    (i) the Purchase Price.

                    (ii) certified copies of the resolutions of the Board of Directors (or other appropriate management committee) and members of the Purchaser authorizing the transactions contemplated herein and the execution, delivery and performance of this Agreement and each of the other documents contemplated hereby, together with incumbency certificates with respect to the officers of Purchaser executing documents or instruments on behalf of Purchaser.

                    (iii) the Supply  Agreement  between  the Company as vendor, and Shareholder as vendee, in the form of Exhibit A, attached hereto and incorporated herein by reference (the "OREX Supply Agreement"), as duly executed on behalf of the Company.

                    (iv) an opinion of counsel to Purchaser in customary form to the effect that Purchaser is duly organized and validly existing, has the authority to enter into and to perform its obligations under this Agreement and that this Agreement has been duly authorized, executed and delivered on behalf of Purchaser.

                    (v) A release from Thomas  Kennelly of the  Shareholder  and its affiliated companies from any obligations owing by the Shareholder and its affiliated companies to Mr. Kennelly for any and all matters other than the matters arising under and by virtue of this Agreement in form reasonably satisfactory to the Shareholder.

               (d) [Intentionally omitted.]

               (e) No Challenge. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any governmental agency or any pending action by any other person, challenging or seeking material damages in connection with the acquisition by Purchaser of the Shares or the transactions contemplated herein.

790603v7

                  (f) Legality. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

                  (g) Thantex Conditions. The conditions set forth in Section 5.2(g) of the Disclosure Schedule shall have been satisfied.

         SECTION 5.2 Conditions to Obligations of Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing (or on such other date as may be agreed by the parties), of each of the following conditions (any one or more of which may be waived by Purchaser in its sole discretion):

                  (a) Representations and Warranties; Covenants Performed; Shareholder' Certificate. The representations and warranties of the Shareholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, and all the covenants contained in this Agreement to be complied with by Shareholder on or before the Closing Date shall have been complied with in all material respects, and Purchaser shall have received a certificate to such effect signed by a duly authorized officer of the Shareholder; provided, however, that to the extent that the certificate delivered by the Shareholder shall contain any material modifications to the representations and warranties of the Shareholder as of the Closing Date and to the extent, if any, to which the covenants of the Shareholder have not been complied with in all material respects by the Shareholder, Purchaser's election, if any, to close hereunder will constitute a waiver of Purchaser's right that such representations and warranties be true and correct and such covenants be complied with as of the Closing Date.

                  (b)  Consents.   The  Shareholder   shall  have  obtained  and
delivered to Purchaser written consents to the transactions contemplated herein designated at Section 5.2 of the Disclosure Schedule.

                  (c) Closing Deliveries. The Shareholder shall have delivered or caused to be delivered to the Purchaser each of the following, together with such additional items which the Purchaser may reasonably request to effect the transactions contemplated herein:

                           (i) The Shareholder shall have executed and delivered to Purchaser a certificate or certificates representing the Shares, duly endorsed for transfer to Purchaser;

                           (ii) A copy of the corporate resolutions of the directors of the Shareholder authorizing the transactions contemplated herein and the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, together with an incumbency certificate with respect to the officers of the Shareholder executing documents or instruments on behalf of the Shareholder;

790603v7

                           (iii) The OREX Supply  Agreement as duly  executed by
Shareholder;

                           (iv)  The  complete  minute  book,   stock  book  and
corporate seal of the Company;

                           (v) Certificates of corporate existence or other similar certificates respecting the Company from the offices of the secretary of state of Pennsylvania and, to the extent in the Shareholder's possession, each jurisdiction set forth in Section 2.2 of the Disclosure Schedule verifying that the Company is validly existing in each such respective jurisdiction;

                           (vi) Written currently effective resignations by all directors and officers of the Company and the Subsidiary in form reasonably satisfactory to Purchaser;

                           (vii) A pay-off letter from The Chase Manhattan Bank ("Chase") providing for the release of all financing statements and other liens on assets of the Company held by Chase in connection with the Closing in form reasonably satisfactory to Purchaser;

                           (viii) Transfers in compliance with applicable law of all stock of the Subsidiary not already owned of record by the Company so that at and after the Closing Purchaser or its designee shall own all of the stock of the Subsidiary; and

                           (ix) The opinion of counsel to the Shareholder in customary form to the effect that Shareholder is duly organized and validly existing, has the authority to enter into and perform its obligations under this Agreement, and that this Agreement has been duly authorized, executed and delivered on behalf of Shareholder.

                  (d) No Material Adverse Effect. From the date of this Agreement to the Closing, there shall not have occurred any Material Adverse Effect on the Company or its subsidiaries taken as a whole.

                  (e) No Challenge. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging, or seeking material damages in connection with the acquisition of the Shares by Purchaser.

                  (f) Legality. No federal state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

                  (g) Other Conditions. The conditions set forth in Section 5.2(g) of the Disclosure Schedule shall have been satisfied.

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
                  (h) Financing. Purchaser shall have obtained financing substantially in accordance with the terms of Purchaser's commitment for financing dated __________, 1999, from the CIT Group. Purchaser shall exercise its reasonable efforts in good faith to cause this condition to be satisfied as soon as practicable and shall keep Shareholder fully advised of Purchaser's status in causing this condition to be satisfied.

         SECTION 5.3 Further Assurances. At any time on or after the Closing Date, each party will take such actions and execute and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by another party to consummate the transaction and realize the purposes contemplated hereby.


                                   ARTICLE VI.

                           INDEMNIFICATION; LIABILITY

         SECTION 6.1 Survival of Representations and Warranties. The representations and warranties of the Shareholder and Purchaser contained in this Agreement, as modified by any certificates delivered at Closing, shall survive the Closing through and expire on the first anniversary of the Closing, provided, however, that the representations set forth in Sections 2.3, 2.4(d) and 2.19 shall not expire until the expiration of the applicable statute of limitations. If reasonably detailed written notice of a claim has been given prior to, but not after, the expiration of the applicable representations and warranties by the party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claims so notified, until such claim has been finally resolved.

         SECTION 6.2 Indemnification by Shareholder. Except as otherwise limited by this Article VI, Purchaser, the Company and the Subsidiary, and their respective officers, directors, employees, agents, successors and assigns, shall be indemnified and held harmless by the Shareholder for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) arising out of or resulting from (a) the breach of any representation or warranty by the Shareholder contained herein or in any document delivered hereunder at the Closing; or (b) the breach of any covenant or agreement by the Shareholder contained herein; or (c) the matters set forth in Section 6.2 of the Disclosure Schedule.

         SECTION 6.3 Indemnification by Purchaser. Except as otherwise limited by this Article VI, the Shareholder and its officers, directors, employees, agents, successors and assigns, shall be indemnified and held harmless by Purchaser and, from and after Closing, the Company for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) arising out of or resulting from (a) the breach of any representation or warranty by the Purchaser contained herein or in any document delivered hereunder at the Closing; or (b) the breach of any covenant or agreement by the Purchaser contained herein; or (c) from and after Closing, the breach by the Company of any of its obligations under the Face Mask Supply Agreement, the Douglas Agreement, the Interim Agreement or this Agreement.

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
         SECTION 6.4  General Indemnification Provisions.

                  (a)  The   indemnified   party  shall   promptly   notify  the
indemnifying party of any claim, demand, action or proceeding for which indemnification is sought under Section 6.2 or 6.3 of this Agreement and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right, at its own expense, to assume the defense thereof, using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties thereto shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without prior written consent of the indemnified party, provided, however, that if a firm, written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater that the amount of the proposed settlement.

                  (b) Any indemnification payments to be made herein shall be limited to the amount of any liability or damage that remains after deducting therefrom any tax benefit to the indemnified party and any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the indemnified party from any third person with respect thereto and adding thereto any tax liability resulting from the indemnity payment. A tax benefit or liability will be considered to be recognized by the indemnified party for purposes of this section in the year in which the indemnity payment occurs, and the amount of the tax benefit or liability shall be determined by assuming that the indemnified party is in the maximum applicable statutory tax bracket after any deductions or any allowances reportable with respect to a payment hereunder, and assuming that the indemnification payment is treated for tax purposes as an adjustment to the Purchase Price.

                  (c) Except as set forth in this Agreement, neither party is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Each of the Shareholder and Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement following the Closing shall be pursuant to the indemnification provisions set forth in this Article. Neither the Shareholder nor Purchaser shall have any liability to the other under this Article VI for consequential damages. Each of the Shareholder and Purchaser shall take, and shall cause to be taken, all reasonable steps to mitigate any losses for which it might be entitled to indemnification under this Article upon and after becoming aware of any event that could reasonably expect to give rise to such losses.

790603v7

                  (d) Neither the Shareholder nor Purchaser shall be entitled to indemnification under this Agreement with respect to the breach of any representation or warranty, or the failure to comply with a covenant or agreement to be performed prior to Closing if, on or prior to the Closing Date, an executive officer of the Shareholder (if it is the indemnified party) existing as of the Closing Date, or any of Charles Hubbs, John Sopcisak or Thomas Kennelly (if Purchaser or its affiliates is the indemnified party) had actual knowledge of the existence of such breach or failure. For purposes of this subsection (d), the term "actual knowledge" shall mean the actual awareness of a person and a person will be deemed to have knowledge of information communicated by or on behalf of either party to this Agreement to the other subsequent to April 1, 1998 in connection with the proposed sale of the Company (but not necessarily due to incidental knowledge acquired by a person in a capacity other than as a party prospectively involved in a transaction for the sale of the Company).

                  (e) Any amount payable by the Shareholder to the Purchaser or the Company under this Article VI may be set off against any amounts owing by the Purchaser or the Company to the Shareholder or its affiliates. Any amount payable by the Purchaser or the Company to the Shareholder under this Article VI may be offset against any amounts owing by the Shareholder or its affiliates to the Purchaser or the Company.

                  (f) In no event will Shareholder be liable under Section 6.2(a) of this Agreement for any matter based on facts or circumstances existing prior to September 1, 1995 of which the executive officers of Shareholder do not have actual knowledge at the date of Closing.

         SECTION 6.5 Limits on Indemnification and Liability.

                  (a) Purchaser shall not be entitled to assert any right to indemnification under this Agreement (other than claims identified in Section
6.2 of the Disclosure Schedule as not subject to this Section) unless the aggregate amount of Purchaser's indemnified claims and liability exceed $225,000, and then only to the extent the aggregate amount of Purchaser's indemnified claims and liability exceed such amount.

                  (b) Notwithstanding anything to the contrary contained herein, in no event will the Shareholder be liable for indemnification pursuant to this Agreement (other than claims identified in Section 6.2 of the Disclosure Schedule as not subject to this Section) for any amount exceeding $4,000,000.

                  (c) The limitations contained in this Section 6.5 shall not apply to any breach of any of the Shareholder's representations and warranties of which an executive officer of the Shareholder had actual knowledge as of the date of Closing provided such breach was made with the intent to deceive Purchaser amounting to fraud under common law.

790603v7

                                  ARTICLE VII.

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by the mutual written consent of the Shareholder and Purchaser;

     (b) by either the Shareholder or Purchaser if the Closing shall not have occurred by June 25, 1999; or

     (c) by Purchaser if there has been a material misrepresentation or material breach of warranty or covenant on the part of the Shareholder, and by the Shareholder if there has been a material misrepresentation or material breach of warranty or covenant on the part of Purchaser.

         SECTION 7.2 Waiver. At any time prior to the Closing, either the Shareholder or the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII.

                               GENERAL PROVISIONS

         SECTION 8.1 Notices. All notices, request, demands or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon delivery in person, upon receipt of a facsimile confirmation when transmitted via facsimile (with all facsimile transmissions to be confirmed by mail or next business day delivery), on the following business day when consigned to a reputable overnight delivery service, or upon the expiration of three days after the date of deposit, if mailed by registered or certified air mail, postage prepaid, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by a notice, provided that notice of change of address shall be effective only upon receipt):

790603v7

         If the Shareholder:        Isolyser Company, Inc.
                                    4320 International Boulevard
                                    Norcross, Georgia 30093
                                    Attn:  Chief Financial Officer
                                    Facsimile:  (770) 806-8876

         With a copy to:            Arnall Golden & Gregory, LLP
                                    2800 One Atlantic Center
                                    1201 West Peachtree Street
                                    Atlanta, Georgia 30309-3450
                                    Attn:  Stephen D. Fox
                                    Facsimile:  (404) 873-8529

         If to Purchaser:           Premier Products LLC
                                    John M. Sopcisak
                                    20 Sunset Summit
                                    Asheville, NC  28804
                                    Facsimile:  (828) 252-1191

         With a copy to:            Kirkpatrick & Lockhart, LLP
                                    1500 Oliver Building
                                    Pittsburgh, Pennsylvania 15222-2312
                                    Attn:  John C. Rodney
                                    Facsimile (412) 355-6501

         SECTION 8.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate n good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that transactions contemplated hereby are fulfilled to the greatest extent possible.

         SECTION 8.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and undertakings with respect to the subject matter hereof.

790603v7

         SECTION 8.5 Assignment. This Agreement may not be assigned; provided, however, Purchaser shall have the right to assign all of the rights, assets or agreements under this Agreement to any of its affiliates so long as the assignee assumes all obligations of Purchaser hereunder and Purchaser guarantees such affiliates' obligations hereunder. For purposes of this Agreement, the term "affiliates" shall mean with respect to Purchaser a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Purchaser. This Agreement, however, shall be binding upon and shall inure to the benefit of the successors and permitted assigns of Purchaser and the Shareholder.

         SECTION 8.6. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and their permitted assigns and the Company and the other parties referenced in Article VI, any legal or equitable rights hereunder.

         SECTION 8.7 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

         SECTION 8.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.9 Certain Expenses. Subject to the provisions of Article VI hereof, and Section 4.8 hereof, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         SECTION 8.10 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         SECTION 8.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

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



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                     "PURCHASER"

                                     PREMIER PRODUCTS LLC


                                     By: /s/ JOHN SOPCISAK
                                         --------------------------
                                     Its:  President



                                     "SHAREHOLDER"

                                     ISOLYSER COMPANY, INC.


                                     By: /s/ MIGIRDIC NALBANTYAN
                                         ---------------------------
                                     Its:  President and CEO








790603v7